UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 23, 2008

Silver Butte Company
(Exact name of registrant as specified in its charter)

Nevada	001-05970	82-0263301
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Cedar Street, Sandpoint, ID	83864
(Address of principal executive offices)	(Zip Code)

(208) 263-5154
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

On June 23, 2008 Silver Butte entered into a Letter of Intent for a share exchange with Blue Arch Coal Company, a Wyoming corporation (“Blue Arch”). Blue Arch Coal Company’s assets consist primarily of options to acquire four state coal leases in the Powder River Basin of Wyoming. Under the terms of the proposed share exchange, at closing, shares of Silver Butte common stock will be exchanged for each of the approximately 220,500,000 then outstanding shares of Blue Arch on a share for share exchange basis. (Blue Arch shareholders will receive one share of Silver Butte common stock for each share of Blue Arch they currently own). Closing of the transaction is contingent upon completion of Due Diligence by each corporation and negotiation of a definitive Share Exchange Agreement which must be approved by the Board of Directors of Silver Butte and Blue Arch and by the shareholders of Blue Arch holding majority of the outstanding shares of Blue Arch Common Stock. The Share Exchange Agreement will contain, among other conditions, a requirement that prior to closing Blue Arch shall have contained equity financing in the minimum amount of $3 million. After closing of the transaction it is anticipated that there will be a 1:5 reverse split of the Silver Butte Common stock and that Silver Butte shall amend its Articles of Incorporation changing the name of the Corporation to Blue Arch Energy, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized,

SILVER BUTTE COMPANY

Date: June 23, 2008

By: /s/ Terry McConnaughey
Terry McConnaughey, President